Exhibit 99.1

EMPIRE STATE REALTY TRUST ANNOUNCES FIRST QUARTER 2021 RESULTS

- Earnings Per Share of ($0.02) Per Fully Diluted Share -

- Core FFO of $0.15 Per Fully Diluted Share -

- $1.4 Billion of Liquidity, No Outstanding Debt Maturity Through 2024 -

- Indoor Environmental Quality and Energy Efficiency Differentiate Portfolio -

New York, New York, April 28, 2021 - Empire State Realty Trust, Inc. (NYSE: ESRT) (the “Company”), a real estate investment trust with office and retail properties in Manhattan and the greater New York metropolitan area, today reported its operational and financial results for the first quarter of 2021.

“We remain realistic about the current market and confident in New York City’s recovery. The ongoing, successful vaccination rollout, increased leasing and sales of apartments, enthusiastic return to restaurants and entertainment, and increased tours by office brokers and tenants all are bellwethers for our predicted bottom in New York City by the end of the first quarter of 2022. Rent collection levels remain stable, we continue to operate efficiently, and visits to the Empire State Building Observatory continue to grow gradually off a low base consistent with our forecast,” stated Anthony E. Malkin, Empire State Realty Trust’s Chairman, President and Chief Executive Officer. “ESRT published its inaugural sustainability report that provides details on its ESG accomplishments in April, when we were named an ENERGY STAR Partner of the Year and announced our participation in the Empire Building Challenge on the heels of the announcement that as of January 100% of ESRT’s portfolio is powered by renewable wind energy. We have begun to see interesting opportunities on the investment side as the market disruption and uncertainty have their impacts.”

First Quarter and Recent Highlights

•	Earnings per share was ($0.02) per fully diluted share.

•	Core Funds From Operations (“Core FFO”) was $0.15 per fully diluted share.

•

Same-Store Property Cash NOI excluding lease termination fees was up 3.0% from the first quarter of 2020 primarily driven by lower property operating expenses, partially offset by lower revenue compared to the prior year period.

•	Signed 26 new, renewal, and expansion leases, representing a total of 171,817 rentable square feet.

•

Collected 94% of first quarter 2021 total billings with 96% for office tenants and 86% for retail tenants. The Company recorded a non-cash reduction of straight-line balances of $0.6 million and wrote off $0.5 million of tenant receivables assessed as uncollectible during the first quarter of 2021.

•

Strong liquidity position of $1.4 billion as of March 31, 2021, which consists of $567 million of cash plus an additional $850 million of undrawn capacity under the Company’s new revolving credit facility entered into during the quarter, which matures in March 2025 and has two six-month extension options subject to certain conditions. In addition, the facility has a sustainability-linked, “green” pricing mechanism that reduces the borrowing spread if certain benchmarks are achieved each year. Moreover, the Company has no outstanding debt maturity until 2024.

•

In the first quarter and through April 27, 2021, the Company repurchased $3.5 million of its common stock at an average price of $9.22 per share. This brings the cumulative total, since the stock repurchase program began on March 5, 2020 through April 27, 2021, to $147.2 million at an average price of $8.34 per share.

•	ESG accomplishments:

•	As of January 2021, 100% of the Company’s portfolio is powered by renewable wind energy.

•

In April 2021, the Company was awarded the 2021 ENERGY STAR Partner of the Year in recognition of its contributions and leadership in the fight against climate change. Currently, 76% of the Company’s portfolio is ENERGY STAR certified.

•

In April 2021, the Company published its inaugural sustainability report that details the current state of its ESG, Healthy Buildings, and Indoor Environmental Quality accomplishments and recognition. The report sets forth ESRT’s quantified goals and commitments to lead the real estate industry towards a net-zero future.

•

In April 2021, the Company joined the Empire Building Challenge, a New York state initiative to accelerate progress towards the reduction of 85 percent of greenhouse gas emissions by 2050. ESRT has announced a goal to achieve net-zero carbon emissions for the Empire State Building by 2030 and across its portfolio by 2035.

Investor Presentation Update

The Company has posted on the “Investors” section of its website (www.empirestaterealtytrust.com) the latest investor presentation, which contains additional information on the current impact of the COVID-19 pandemic on its businesses, financial condition and results of operations.

Portfolio Operations

As of March 31, 2021, the Company’s total portfolio contained 10.1 million rentable square feet which consisted of 9.4 million rentable square feet of office space and 0.7 million rentable square feet of retail space. As of March 31, 2021, the Company’s portfolio was occupied and leased as shown below. The Company’s occupancy levels fluctuate in certain periods due to the timing lag between the date of tenants’ move out and the lease commencement date of new leases.

	March 31, 2021	December 31, 2020	March 31, 2020
Percent occupied:
Total portfolio	85.0%	85.9%	88.7%
Total office	84.7%	85.6%	88.7%
Manhattan office	86.2%	87.2%	90.0%
GNYMA office	78.4%	79.0%	83.0%
Total retail	88.6%	89.8%	88.5%
Percent leased (includes signed leases not commenced):
Total portfolio	88.7%	88.7%	91.1%
Total office	88.4%	88.3%	90.9%
Manhattan office	90.0%	89.8%	92.6%
GNYMA office	82.1%	82.4%	84.0%
Total retail	92.0%	93.2%	94.0%

Leasing

Leasing activity has been reduced due to the impact of the COVID-19 pandemic. The tables below summarize leasing activity for the three months ended March 31, 2021:

Total Portfolio

Total Portfolio	Total Leases Executed	Total square footage executed	Average cash rent psf - leases executed	Previously escalated cash rents psf	% of new cash rent over/ (under) previously escalated rents
Office	25	170,757	$54.42	$50.96	6.8%
Retail	1	1,060	$90.00	$97.32	(7.5%)
Total Overall	26	171,817	$54.64	$51.24	6.6%

Manhattan Office Portfolio

Manhattan Office Portfolio	Total Leases Executed	Total square footage executed	Average cash rent psf - leases executed	Previously escalated cash rents psf	% of new cash rent over / (under) previously escalated rents
New Office	7	111,397	$57.66	$50.25	14.7%
Renewal Office	10	31,612	$57.58	$65.12	(11.6%)
Total Office	17	143,009	$57.64	$53.54	7.7%

Significant Leases Executed During First Quarter 2021

•

At 1400 Broadway, the Company signed an expansion office lease with Burlington Stores for approximately 33,100 square feet for a term of 16.0 years. Burlington Stores now occupies approximately 68,300 square feet in the building.

•

At 1359 Broadway, the Company signed a new office lease with Zentalis Pharmaceuticals, Inc. for approximately 31,400 square feet for a term of 11.0 years. Zentalis will occupy space that will be vacated by Li & Fung later this year.

•	At One Grand Central Place, the Company signed a new office lease with Belkin Burden Goldman, LLP for approximately 30,600 square feet for a term of 16.5 years.

Observatory Results

The Observatory has seen continued increases in visitors as New York State travel restrictions are lifted and vaccinations are rolled out balanced with challenged international pandemic surges and sluggish vaccination rates.

The Observatory hosted approximately 51,000 visitors in the first quarter of 2021, compared to 55,000 visitors in the fourth quarter of 2020 and visitors of 422,000 in the first quarter of 2020. As a reminder, the first quarter is historically the seasonally lightest quarter for the Observatory due to the winter weather conditions. First quarter attendance was approximately 9% of 2019 comparable period attendance, in-line with the Company’s hypothetical recovery scenario for the quarter. The Company remains confident attendance will return to pre COVID-19 levels, though its hypothetical recovery does not show that until the fourth quarter of 2022.

Observatory revenue for the first quarter 2021 was $2.6 million. Observatory revenue included $0.1 million of deferred revenue from unused tickets. Observatory expenses were $4.6 million in the first quarter 2021.

Balance Sheet

During March 2021, the Company closed on an $850 million, four-year unsecured revolving credit agreement with a group of financial institutions. The new unsecured facility, which has an initial maturity of March 31, 2025 that can be extended by two, six-month periods at the Company’s option, will replace the Company’s existing undrawn revolving credit facility that was scheduled to mature on August 29, 2021. In addition, the facility has a sustainability-linked pricing mechanism that reduces the borrowing spread if certain benchmarks are achieved each year.

The Company had $1.4 billion of total liquidity as of March 31, 2021, which is comprised of $567 million of cash, plus an additional $850 million available under its new revolving credit facility.

At March 31, 2021, the Company had total debt outstanding of approximately $2.2 billion, with a weighted average interest rate of 3.9% per annum, and a weighted average term to maturity of 7.9 years. At March 31, 2021, the Company’s net debt to total market capitalization was 32.6% and net debt to adjusted EBITDA was 6.5x. The Company has no outstanding debt maturity until November 2024.

In the first quarter and through April 27, 2021, the Company repurchased $3.5 million of its common stock at an average price of $9.22 per share. This brings the cumulative total, since the stock repurchase program began on March 5, 2020 through April 27, 2021, to $147.2 million at an average price of $8.34 per share, through a combination of open-market purchases and the execution of a 10b5-1 program.

Dividend

On December 14, 2020, the Company announced its decision to continue with the suspension of the dividend for the first and second quarters of 2021 for holders of the Company’s Class A common stock (NYSE: ESRT) and Class B common stock and to holders of the Series ES, Series 250 and Series 60 partnership units (NYSE Arca: ESBA, FISK and OGCP, respectively) and Series PR partnership units of Empire State Realty OP, L.P., the Company’s operating partnership (the “Operating Partnership”). The Company will review resumption of its dividend with its Board of Directors at its next board meeting.

On March 31, 2021, the Company paid a preferred dividend of $0.15 per unit for the first quarter 2021 to holders of the Operating Partnership’s Series 2014 private perpetual preferred units and a preferred dividend of $0.175 per unit for the first quarter 2021 to holders of the Operating Partnership’s Series 2019 private perpetual preferred units.

Webcast and Conference Call Details

Empire State Realty Trust, Inc. will host a webcast and conference call, open to the general public, on Thursday, April 29, 2021 at 12:00 pm Eastern time.

The webcast will be accessible on the “Investors” section of the Company’s website at www.empirestaterealtytrust.com. To listen to the live webcast, go to the site at least five minutes prior to the scheduled start time in order to register and download and install any necessary audio software. Shortly after the call, a replay of the webcast will be available for 90 days on the Company’s website.

The conference call can also be accessed by dialing 1-877-407-3982 for domestic callers or 1-201-493-6780 for international callers. A dial-in replay will be available starting shortly after the call until May 6, 2021, which can be accessed by dialing 1-844-512-2921 for domestic callers or 1-412-317-6671 for international callers. The passcode for this dial-in replay is 13718579.

The Supplemental Report and Investor Presentation are integral components of quarterly earnings announcement and are now available on the “Investors” section of the Company’s website at www.empirestaterealtytrust.com.

The Company uses, and intends to continue to use, the Investors page of its website, which can be found at www.empirestaterealtytrust.com, as a means of disclosing material nonpublic information and of complying with its disclosure obligations under Regulation FD, including, without limitation, through the posting of investor presentations that may include material nonpublic information. Accordingly, investors should monitor the Investors page, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

About Empire State Realty Trust

Empire State Realty Trust, Inc. (NYSE: ESRT) owns, manages, operates, acquires and repositions office and retail properties in Manhattan and the greater New York metropolitan area, including the Empire State Building, the “World’s Most Famous Building.” The company’s office and retail portfolio covers 10.1 million rentable square feet, as of March 31, 2021, which consists of 9.4 million rentable square feet across 14 office properties, including nine in Manhattan, three in Fairfield County, Connecticut, and two in Westchester County, New York; as well as approximately 700,000 rentable square feet in the retail portfolio.

Empire State Realty Trust is a leader in energy efficiency in the built environment and sustainability space, with 76 percent of the eligible portfolio ENERGY STAR certified and 100 percent fully powered by renewable wind electricity. As the first commercial real estate portfolio in the Americas to achieve the evidence-based, third-party verified WELL Health-Safety Rating for health and safety, ESRT additionally earned the highest possible GRESB 5 Star Rating and Green Star recognition for sustainability performance in real estate and was named a Fitwel Champion for healthy, high-performance buildings. To learn more about Empire State Realty Trust, visit empirestaterealtytrust.com and follow ESRT on Facebook, Instagram, Twitter and LinkedIn.

Forward-Looking Statements

This press release includes “forward looking statements” within the meaning of the federal securities laws. Forward-looking statements may be identified by the use of words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “contemplates,” “aims,” “continues,” “would” or “anticipates” or the negative of these words and phrases or similar words or phrases. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: (i) economic, political and social impact of, and uncertainty relating to, the COVID-19 pandemic; (ii) resolution of legal proceedings involving the Company; (iii) reduced demand for office or retail space, including as a result of the COVID-19 pandemic; (iv) changes in our business strategy; (v) changes in technology and market competition that affect utilization of our office, retail, broadcast or other facilities; (vi) changes in domestic or international tourism, including due to health crises such as the COVID-19 pandemic, geopolitical events and/or currency exchange rates, which may cause a decline in Observatory visitors; (vii) defaults on, early terminations of, or non-renewal of, leases by tenants; (viii) increases in the Company’s borrowing costs as a result of changes in interest rates and other factors, including the potential phasing out of LIBOR after 2021; (ix) declining real estate valuations and impairment charges; (x) termination or expiration of our ground leases; (xi) changes in our ability to pay down, refinance, restructure or extend our indebtedness as it becomes due and potential limitations on our ability to borrow additional funds in compliance with drawdown conditions and financial covenants; (xii) decreased rental rates or increased vacancy rates; (xiii) our failure to redevelop and reposition properties, or to execute any newly planned capital project successfully or on the anticipated timeline or at the anticipated costs; (xiv) difficulties in identifying properties to acquire and completing acquisitions; (xv) risks related to our development projects (including our Metro Tower development site) and capital projects, including the cost of construction delays and cost overruns; (xvi) impact of changes in governmental regulations, tax laws and rates and similar matters; (xvii) our failure to qualify as a REIT; (xviii) environmental uncertainties and risks related to adverse weather conditions, rising sea levels and natural disasters; and (xix) the accuracy of our methodologies and estimates regarding ESG metrics, goals and targets, tenant willingness and ability to collaborate towards reporting ESG metrics and meeting ESG goals and targets, and the impact of governmental regulation on our ESG efforts. For a further discussion of these and other factors that could impact the Company’s future results, performance or transactions, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission.

While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. The Company disclaims any obligation to update or revise publicly any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events, or other changes after the date of this press release, except as required by applicable law. Prospective investors should not place undue reliance on any forward-looking statements, which are based only on information currently available to the Company (or to third parties making the forward-looking statements).

Contact:

Investors and Media

Empire State Realty Trust Investor Relations

(212) 850-2678

IR@empirestaterealtytrust.com

Empire State Realty Trust, Inc.

Condensed Consolidated Statements of Operations

(unaudited and amounts in thousands, except per share data)

	Three Months Ended March 31,
	2021	2020
Revenues
Rental revenue	$140,231	$148,113
Observatory revenue	2,603	19,544
Lease termination fees	1,289	211
Third-party management and other fees	276	346
Other revenue and fees	905	2,010

Total revenues	145,304	170,224
Operating expenses
Property operating expenses	30,279	41,468
Ground rent expenses	2,331	2,331
General and administrative expenses	13,853	15,951
Observatory expenses	4,588	8,154
Real estate taxes	31,447	29,254
Depreciation and amortization	44,457	46,093

Total operating expenses	126,955	143,251

Total operating income	18,349	26,973
Other income (expense):
Interest income	122	637
Interest expense	(23,554)	(19,618)
Loss on early extinguishment of debt	(214)	(86)

Income (loss) before income taxes	(5,297)	7,906
Income tax benefit	2,106	382

Net income	(3,191)	8,288
Preferred unit distributions	(1,050)	(1,050)
Net (income) loss attributable to non-controlling interests	1,620	(2,743)

Net income (loss) attributable to common stockholders	$(2,621)	$4,495

Total weighted average shares
Basic	171,735	181,741

Diluted	277,881	292,645

Net income (loss) per share attributable to common stockholders
Basic	$(0.02)	$0.02

Diluted	$(0.02)	$0.02

Empire State Realty Trust, Inc.

Reconciliation of Net Income to Funds From Operations (“FFO”),

Modified Funds From Operations (“Modified FFO”) and Core Funds From Operations (“Core FFO”)

(unaudited and amounts in thousands, except per share data)

	Three Months Ended March 31,
	2021	2020
Net income (loss)	$(3,191)	$8,288
Preferred unit distributions	(1,050)	(1,050)
Real estate depreciation and amortization	43,104	44,430

FFO attributable to common stockholders and non-controlling interests	38,863	51,668

Amortization of below-market ground leases	1,958	1,958

Modified FFO attributable to common stockholders and non-controlling interests	40,821	53,626

Loss on early extinguishment of debt	214	86

Core FFO attributable to common stockholders and non-controlling interests	$41,035	$53,712

Total weighted average shares

Basic	277,881	292,645

Diluted	277,881	292,645

FFO per share
Basic	$0.14	$0.18

Diluted	$0.14	$0.18

Modified FFO per share
Basic	$0.15	$0.18

Diluted	$0.15	$0.18

Core FFO per share
Basic	$0.15	$0.18

Diluted	$0.15	$0.18

Empire State Realty Trust, Inc.

Condensed Consolidated Balance Sheets

(unaudited and amounts in thousands)

	March 31, 2021	December 31, 2020
Assets
Commercial real estate properties, at cost	$3,152,408	$3,133,966
Less: accumulated depreciation	(973,940)	(941,612)

Commercial real estate properties, net	2,178,468	2,192,354
Cash and cash equivalents	567,102	526,714
Restricted cash	40,295	41,225
Tenant and other receivables	16,749	21,541
Deferred rent receivables	228,117	222,508
Prepaid expenses and other assets	50,427	77,182
Deferred costs, net	207,058	203,853
Acquired below market ground leases, net	342,777	344,735
Right of use assets	29,051	29,104
Goodwill	491,479	491,479

Total assets	$4,151,523	$4,150,695

Liabilities and equity
Mortgage notes payable, net	$775,276	$775,929
Senior unsecured notes, net	973,214	973,159
Unsecured term loan facility, net	387,811	387,561
Accounts payable and accrued expenses	102,381	103,203
Acquired below market leases, net	30,112	31,705
Ground lease liabilities	29,051	29,104
Deferred revenue and other liabilities	94,625	88,319
Tenants’ security deposits	27,858	30,408

Total liabilities	2,420,328	2,419,388
Total equity	1,731,195	1,731,307

Total liabilities and equity	$4,151,523	$4,150,695